Exhibit 99.1

07-9-2009

Univision Announces the Expiration of its Tender Offer for its 7.850% Senior Secured Notes due 2011 and Related Consent Solicitation

New York, NY — Univision Communications Inc. (the “Company”) today announced that its tender offer to purchase up to $500.0 million aggregate principal amount of its outstanding 7.850% Senior Secured Notes due 2011 and consent solicitation for consents to certain proposed amendments to the indenture governing such notes (the “Indenture”) expired at 12:00 midnight, New York City time, on July 8, 2009 (the “Expiration Time”). Holders of $492.6 million aggregate principal amount of the outstanding notes (approximately 98.5%) have validly tendered their notes and have validly delivered the requisite consents for the proposed amendments prior to the Expiration Time, of which, holders of $491.4 million aggregate principal amount of the outstanding notes (approximately 98.3%) validly tendered their notes and validly delivered their consents for the proposed amendments prior to the expiration of the early tender time of 5:00 pm, New York City time, on June 23, 2009 (the “Early Tender Time”).

The Company has accepted all validly tendered notes for payment. Holders of notes validly tendered prior to the Early Tender Time will receive the total consideration of $1,000 per $1,000 principal amount of notes, which includes a consent payment of $30 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date. Holders of notes validly tendered after the Early Tender Time but on or prior to the Expiration Time will receive the tender offer consideration of $970 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date. The Company expects to pay the total consideration or the tender offer consideration, as applicable, today.

Pursuant to the terms of the tender offer and consent solicitation as detailed in the Company’s offer to purchase and consent solicitation statement and a related letter of transmittal, each dated as of June 10, 2009, the Company and the trustee under the Indenture will enter into a supplemental indenture that will amend the Indenture to allow the Company (other than during the existence of an event of default under the Indenture) to eliminate the liens covenant in the Indenture at its option, and to release the collateral relating to the notes. The amendments will also eliminate the reporting and certain other covenants and waive the applicability of the liens covenant in the Indenture as to the Company’s 12% Senior Secured Notes due 2014.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer and consent solicitation was made pursuant to the offer to purchase and consent solicitation statement and related letter of transmittal, copies of which were delivered to all holders of the notes. Persons with questions regarding the tender offer or consent solicitation should contact one of the following dealer managers and solicitation agents — Deutsche Bank Securities LLC at (212) 250-5655 (collect) or Banc of America Securities, LLC at (888) 292-0070 (toll free) or (646) 855-3401 (collect) — or the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

About Univision Communications Inc.:

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 95% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 64 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 70 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; Univision Interactive Media, which includes www.univision.com, the premier Spanish-language Internet destination in the U.S.; Univision Móvil, the industry’s most comprehensive Spanish-language suite of mobile offerings. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net

This document contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets; changes in federal or state securities laws; and changes in our business and financial condition.

Actual results may differ materially due to these risks and uncertainties as well as those described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information contained in this press release.

Contact:
Investors	Media
Andrew W. Hobson	Stephanie Pillersdorf/Brooke Gordon
Univision Communications Inc.	Sard Verbinnen & Co
201-287-4306	212-687-8080

Monica Talan
Univision Communications Inc.
212-455-5331

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